EXHIBIT 99.1

           THE LIMITED, INC. ANNOUNCES SUCCESSFUL COMPLETION OF
               EXCHANGE OFFER RESULTING IN THE SPLIT-OFF OF
                          ABERCROMBIE & FITCH CO.

  --  Completion of Next Step in Strategic Program to Focus Resources on
              Building and Delivering Value to Shareholders -
              -----------------------------------------------

COLUMBUS, Ohio, May 14, 1998 -- The Limited, Inc. (NYSE/LSE: LTD) announced today the successful completion of the tax-free exchange offer to establish Abercrombie & Fitch Co. (NYSE: ANF) (A&F) as an independent company. Through the offer, Limited shareholders were given the opportunity to exchange some or
all of their Limited shares for shares of A&F.   Based on a preliminary count
by the exchange agent, The Limited expects to accept for exchange approximately 47,095,000 shares of its common stock, at an exchange ratio of
 .86 of a share of A&F stock for each Limited share.

"We are pleased with the positive reception by shareholders to the distribution of Abercrombie & Fitch," said Leslie H. Wexner, Chairman and Chief Executive Officer of The Limited. "The split-off of A&F is an important step in our ongoing effort to focus our resources on brands to which we can add more value for our shareholders."

The Limited will announce the exact number of shares accepted for exchange after a complete review of all tender offer documentation. Promptly thereafter, certificates for shares of A&F common stock and checks in lieu of fractional shares will be mailed.

Promptly after the consummation of the exchange offer, The Limited will set a record date for the pro-rata spin-off of its remaining A&F shares (estimated to be approximately 3,099,000 shares) to Limited stockholders.

Following the consummation of the exchange offer and the spin-off, The Limited will have no ownership position in A&F common stock, and will have reduced its outstanding shares by approximately 17%, to 227.4 million shares of common stock outstanding.

The Limited, Inc., through Express, Lerner New York, Lane Bryant, Limited Stores, Structure, Limited Too, Galyan's and Henri Bendel, presently operates 3,684 specialty stores. The Company also owns approximately 83% of Intimate Brands, Inc. (NYSE: IBI) which, through Victoria's Secret Stores and Bath & Body Works presently operates 1,759 specialty stores and distributes apparel internationally through the Victoria's Secret Catalogue.

Abercrombie & Fitch is a lifestyle brand which, at the end of March, operated 159 stores and published The A&F Quarterly.

Upon completion of this exchange offer, Abercrombie & Fitch Co. will continue to be traded separately on the New York Stock Exchange under the symbol "ANF."


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For Further Information, please contact:     Rita Trevino Flynn
                                             Vice President, Communications
                                             The Limited, Inc.
                                             614-415-7555